Exhibit 4.6

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THIRD AMENDED AND RESTATED PROMISSORY NOTE

New York, New York	$1,716,411

Original Issue Date: June 12, 2008
Amended As Of: December 31, 2008
Further Amended As Of: December 31, 2009
Further Amended As Of: August 31, 2011

THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE AMENDS AND RESTATES IN ITS ENTIRETY THE SECOND AMENDED AND RESTATED PROMISSORY NOTE, DATED AS OF DECEMBER 31, 2009 (THE “SECOND AMENDED NOTE”), ISSUED BY THE UNDERSIGNED TO THE HOLDER.  THE EXECUTION AND DELIVERY OF THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE IS NOT INTENDED TO BE A REPAYMENT OR NOVATION OF THE INDEBTEDNESS EVIDENCED BY THE SECOND AMENDED NOTE.

FOR VALUE RECEIVED, EMERALD DAIRY INC., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of JAG MULTI INVESTMENTS, LLC, a __________ limited liability company, or its registered assigns (the “Holder”) the sum of One Million Seven Hundred Sixteen Thousand Four Hundred Eleven and 00/100 Dollars ($1,716,411), on December 31, 2012 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof (a) at the rate of ten percent (10%) per annum from December 31, 2009 through December 31, 2010, and, thereafter, (b) at the rate of fifteen percent (15%) per annum until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  Any amount of principal or interest on this Third Amended and Restated Promissory Note (hereinafter, the “Note”) which is not paid when due shall bear interest at the rate of seventeen percent (17%) per annum from the due date thereof until the same is paid (“Default Interest”).  Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable at the Maturity Date, except as otherwise set forth in Section 1.1 hereof.  All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.  This Note is being issued, pursuant to a third amendment (the “Third Amendment”), dated as of even date herewith, to a Securities Purchase Agreement originally entered into between the Borrower and Holder, dated as of June 12, 2008, as previously amended as of December 31, 2008 and December 31, 2009 (collectively, the “Purchase Agreement”).  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement, as amended.

The following terms shall apply to this Note:

ARTICLE I.
PREPAYMENT

1.1         Payments of Accrued Interest.  Notwithstanding anything to the contrary contained herein, pursuant to Section 2.1(d) of the Third Amendment, the Borrower has agreed that, commencing on September 1, 2011, and continuing until such time as accrued and unpaid interest in the aggregate amount of $343,282.20 (the “Accrued Interest”), representing the full amount of accrued and unpaid interest payable under this Note for the period from January 1, 2010 through August 31, 2011, has been paid by the Borrower, the Borrower shall pay $50,000 (or such lesser amount of Accrued Interest as is then remaining) to the Holder on the first day of each month, to be applied against such Accrued Interest (each, a “Required Interest Payment”).  The Borrower shall use best efforts to pay the Required Interest Payments when due pursuant to Section 2.1(d) of the Third Amendment.  In the event that a Required Interest Payment is not paid by the Borrower when due, the Borrower shall have a forty-five (45) day cure period within which to make such payment (in each case, the “Cure Period”).  The Borrower’s failure to pay such Required Interest Payment prior to the end of the applicable Cure Period shall be deemed to be an “Event of Default” under Section 3.1(a) of this Note.

1.2         Borrower’s Prepayment Option.  Notwithstanding anything to the contrary contained herein, at Borrower’s option at any time, upon fifteen (15) days prior written notice, the Borrower shall have the right to prepay the entire principal amount of the Note (the “Prepayment Option”).  On the 16th day following such notice, the Borrower shall make payment to the Holder of an amount in cash equal to the sum of (a) the principal amount of the Note outstanding on such day plus (b) accrued and unpaid interest on such unpaid principal amount plus (c) Default Interest, if any, on the amounts referred to in clauses (a) and (b) plus (d) any amounts owed to the Holder pursuant to this Note (the “Prepayment Amount”).  If the Borrower fails to make such payment within one (1) business day of such date the Borrower shall be subject to a penalty of .005 multiplied by the Prepayment Amount for every additional business day on which such payment is not made.

1.3         Holder’s Prepayment Option.  Notwithstanding anything to the contrary contained herein, at Holder’s option, Holder shall have the right at any time to be prepaid, in whole or in part, any amounts due under the terms of this Note from the proceeds of any offering of the Borrower’s securities resulting in net proceeds to the Company of $10,000,000 or more, with the exception of offerings where the proceeds will be used primarily in connection with the expansion and/or equipping of the Borrower’s production facility located in Hailun City, Heilongjiang Province, PRC.  In order to exercise such right, Holder shall deliver a written notice of prepayment to the Borrower.  The Borrower shall make payment to the Holder of an amount in cash equal to the sum indicated in such notice within three (3) business days following the date on which notice of prepayment is delivered.

1.5         Security Agreement.  The Borrower’s obligations to repay this Note are secured by a pledge of 4,000,000 shares of common stock of the Borrower beneficially owned by Yang Yong Shan, the Borrower’s Chief Executive Officer (the “Pledgor”), as further set forth in the Pledge Agreement (“Pledge Agreement”), dated of even date herewith, by and among the Pledgor, the Borrower, the Holder and Legend Merchant Group, Inc., as Pledge Agent on behalf of the Holder.

ARTICLE II.
CERTAIN COVENANTS

2.1         Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.2         Restriction on Stock Repurchases.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3         Borrowings.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, create, incur, assume or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which the Borrower has informed Holder in writing prior to the date hereof, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business or (c) borrowings from financial institutions where the primary purpose of the proceeds is for the general corporate use of the Borrower (d) borrowings, the proceeds of which shall be used to repay this Note, or (e) borrowings where the funds will be used primarily in connection with the expansion and/or equipping of the Borrower’s production facility located in Hailun City, Heilongjiang Province, PRC.

2.4         Sale of Assets.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose (collectively, a “Disposition”) of any significant portion of its assets, other than to a wholly-owned subsidiary of the Borrower, outside the ordinary course of business unless the proceeds of such Disposition shall be used to repay this Note.  Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.5         Advances and Loans.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof or (b) made in the ordinary course of business.

2.6         Contingent Liabilities.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsements and contingencies (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof, and (b) similar transactions in the ordinary course of business.

ARTICLE III.  EVENTS OF DEFAULT

3.1         Events of Default.  Each of the following events shall be deemed an “Event of Default” under this Note:

(a)           Failure to Pay Principal or Interest.  The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration, or otherwise, including the Required Interest Payments pursuant to Section 2.1(d) of the Third Amendment (and Section 1.1 hereof).

(b)           Breach of Covenants.  The Borrower breaches any material covenant or other material term or condition contained herein, or in the Purchase Agreement, as amended, and such breach continues for a period of thirty (30) days after written notice thereof to the Borrower from the Holder.

(c)           Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement, as amended), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement, as amended.

(d)           Receiver or Trustee.  The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(e)          Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain un-vacated, un-bonded or un-stayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld;

(f)           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower and if instituted against Borrower is not dismissed within sixty (60) days; or

(g)          Delisting of Common Stock.  The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTCBB, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the NYSE Alternext.

3.2         Effect of Event of Default.  Upon the happening of any Event of Default, as set forth in Section 3.1 above, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not serve as a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein notwithstanding, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other right or remedy afforded by law.

ARTICLE IV.  MISCELLANEOUS

4.1         Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2         Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail.  For the purposes hereof, the address of the Holder shall be as shown on the records of the Borrower; and the address of the Borrower shall be 11990 Market Street, Suite 205, Reston, VA 20190, Fax #: (678) 868-0633.  Both the Holder and the Borrower may change the address for service by service of written notice to the other as herein provided.

4.3         Amendments.  This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4         Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).  Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5         Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6         Governing Law.  THIS NOTE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.  THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS NOTE, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING.  BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING.  NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.  THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS NOTE SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

4.7         Denominations.  At the request of the Holder, upon surrender of this Note, the Borrower shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations as the Holder shall request.

4.8         Purchase Agreement.  By its acceptance of this Note, each Holder agrees to be bound by the applicable terms of the Purchase Agreement, as amended.

4.9         Remedies.  The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized representative this ____ day of August, 2011.

EMERALD DAIRY INC.

By:
Name:
Title: